As filed with the Securities and Exchange Commission on July 19, 2002
                                                     Registration No. 333-60858
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               ------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                         FORM S-1 REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                             SENTIGEN HOLDING CORP.
             (Exact Name of Registrant as Specified in its Charter)


             Delaware                                      13-3570672
---------------------------------------  ---------------------------------------
     (State of Incorporation)            (I.R.S. Employer Identification Number)


                               580 Marshall Street
                         Phillipsburg, New Jersey 08865
                                 (908) 387-1673
          (Address and telephone number of principal executive offices)
                               ------------------

                                Joseph K. Pagano
                                    President
                               580 Marshall Street
                         Phillipsburg, New Jersey 08865
                                 (908) 387-1673
            (Name, address and telephone number of agent for service)
                               ------------------

                                   Copies to:

                             David Alan Miller, Esq.
                                 Graubard Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
----------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                              ---------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is incomplete and may be changed. The selling stockholders may not sell these securities using this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, dated July 18, 2002


Prospectus

                             SENTIGEN HOLDING CORP.


                         978,644 Shares of Common Stock

         This prospectus relates to up to 978,644 shares of common stock of Sentigen Holding Corp. that may be offered for resale for the account of the stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 9.

         Our common stock is traded on The Nasdaq SmallCap Market, under the symbol SGHL. On July 17, 2002, the last reported sale price of our common stock was $4.60.

         We will not receive any proceeds from the sale of the shares by the selling stockholders. We will, however, receive the amounts a selling stockholder pays on exercise of his warrants.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 for a discussion of information that should be considered in connection with an investment in our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


               The date of this prospectus is ___________ __, 2002

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.


                                Table of Contents

                                                                          Page

Table of Contents                                                          i
Business Summary                                                           2
Risk Factors                                                               3
Forward-looking Statements                                                 8
Use of Proceeds                                                            8
Selling Stockholders                                                       9
Plan of Distribution                                                      11
Legal Matters                                                             12
Experts                                                                   12
Where You Can Find More Information                                       13

                              --------------------

                                Business Summary


         We are a holding company conducting business through our two wholly-owned operating subsidiaries, Cell & Molecular Technologies, Inc. and Sentigen Corp. Cell & Molecular Technologies is comprised of a service organization that provides contract research and development services, and a products organization that provides cell culture media, reagents and other research products to companies engaged in the drug discovery process. Sentigen Corp. is involved in scientific research to develop environmentally sound approaches to prevent insect crop damage and the spread of human diseases by impacting insect behavior.

         In November 2000, we consummated a private offering in which we sold 863,834 shares of our common stock at $6.00 per share, for aggregate gross proceeds of $5,183,004. This prospectus registers for resale the shares of common stock sold in the November 2000 offering (as adjusted for sales made under this prospectus). This prospectus also registers the shares of common stock issuable upon the exercise of a warrant issued in connection with our November 2000 offering. The warrant entitles the holder to purchase 44,810 shares of our common stock at an initial exercise price of $6.00 per share until November 21, 2005. If the warrants are exercised in full, we will receive $268,860 in proceeds. We will use any proceeds obtained from this exercise for working capital and general corporate purposes. In addition, this prospectus registers 75,000 shares of common stock issued to The Trustees of Columbia University in the City of New York in connection with a license agreement we entered into in April 2000.

         We were incorporated under the laws of the State of Delaware in May 1990 and, after having engaged in the acquisition and operation of different business entities subsequent to our initial public offering in August 1990, we commenced our current business operations when we acquired Cell & Molecular Technologies by a reverse merger in May 1998. Cell & Molecular Technologies was incorporated on May 6, 1997 to acquire all of the outstanding stock in each of Specialty Media, Inc. and Molecular Cell Science, Inc., two entities operating in the biotechnology and pharmaceutical industries since 1987 and 1991, respectively. Sentigen Corp. was formed on February 16, 2000. We changed our name to Sentigen Holding Corp. on June 23, 2000.

         We maintain principal executive offices, laboratory, manufacturing and office/warehouse facilities in two facilities located at 580 and 445 Marshall Street, Phillipsburg, New Jersey 08865. Our telephone number is (908) 387-1673. We also maintain a laboratory at 3960 Broadway, New York, New York 10032 and at 418 Industrial Drive, North Wales, Pennsylvania 19454. We also maintain administrative offices at 434 East Cooper Street, Aspen, Colorado 81611.

                                  Risk Factors

         You should carefully consider the risks described below before you decide to invest in our common stock.

Our revenues are dependent on the continued research needs of companies in the pharmaceutical and biotechnology industries.

         We are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. Accordingly, our operations could be materially and adversely affected by general economic downturns in these industries and other factors resulting in a decrease in research and development expenditures. Furthermore, we have benefited from the increasing trend among pharmaceutical and biotechnology companies to hire outside organizations such as ours to conduct both small and large research projects. This "outsourcing" practice has grown substantially over the past several years and we believe that because of our multiple biologically based capabilities, we are well positioned to continue to take advantage of this trend. If this trend in outsourcing were to change and companies in these industries reduced their tendency to outsource their projects, our operations and financial condition could be materially and adversely affected.

Competition in the pharmaceutical and biotechnology industry is intense.

         The contract research industry is highly fragmented, with national and regional companies ranging from large, full-service companies engaging in contract research and development or reagent services to small, limited-service companies who specialize in one particular aspect of research and development or media production. Contract research companies compete on the basis of several factors, including:

         o        reputation for on-time quality performance;

         o        expertise and experience in specific therapeutic areas;

         o scope of service offerings and how well such services are integrated;

         o        strengths in various geographic markets;

         o        price;

         o technological expertise and efficient drug development processes;

         o the ability to acquire, process, analyze and report data in a timesaving and accurate manner; and

         o        expertise and experience in health economics.

         Many of our competitors have achieved significant national, regional and local brand name and product recognition as well as engage in frequent and extensive advertising and promotional programs. Many of our competitors have substantially greater financial, technical, marketing, personnel and other resources than we do. Furthermore, our industry has recently begun to attract attention from the investment community. This could lead to increased competition through the availability of additional financial resources for contract research companies. While we believe that we can compete effectively, and have done so in the past, we cannot assure you that we will be able to do so in the future.

A substantial portion of our revenues have been derived from a limited number of customers.

         We have one customer who accounted for approximately 35% of our total annual revenue for the years ended December 31, 2001, 2000 and 1999. The decrease or loss of business from this customer or any other significant customer could have a material adverse effect on our results of operations or financial condition.

         This customer also accounted for 51% of the total revenue of the Molecular Cell Science division of Cell & Molecular Technologies for the year ended December 31, 2001. Another customer accounted for 20% of the total revenues of Specialty Media, the other division of Cell & Molecular Technologies, for the year ended December 31, 2001. We do not have long-term contracts with either of these customers. We believe that these customers will continue to account for a significant portion of our revenues in the 2002 and 2003 fiscal years. We cannot assure you, however, that these customers will continue to generate significant revenues and the decrease or loss of business from either of these customers, or any other significant customers could have a material adverse effect on the financial condition of such division.

Our services are generally provided on a fee-for-services basis and therefore we bear the risk that our costs exceed what we charge our customers.

         Most of our contracts for the provision of our services are on a fee-for-service basis, providing for payments only after certain research milestones have been reached. We do not receive residual or royalty payments for future discoveries or uses involving the materials or services provided by us to our customers.

         For the years ended December 31, 2001 and 2000, these fee-for-service contracts accounted for 64% of our total annual revenues, respectively. Since our contracts are predominantly fee-for-service, we bear the risk if it costs us more to perform our services than what we charge our customers. Most of our contracts, including those with governmental agencies, are terminable by the client immediately or upon notice for a variety of reasons. Although the contracts often require payment to us for our expenses to wind down the study and fees earned to date and, in some cases, a termination fee, the loss of one or more of our large contracts could have a material adverse effect on our business and operations.

If we are unable to successfully develop and market potential new services, our growth could be adversely affected.

         A key element of our growth strategy is the successful development and marketing of new services, which complement or expand our existing business. If we are unable to develop new services and attract a customer base for those newly developed services, we will not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be adversely affected.

A substantial portion of our working capital will be used to fund Sentigen Corp.'s research efforts which may or may not result in the development of commercially viable products.

         A substantial portion of our working capital will be used to fund research and development efforts of Sentigen Corp., our wholly-owned subsidiary. Sentigen Corp. is in a development stage, having been incorporated in February 2000. Sentigen Corp. has not yet developed any products or generated any revenue and has no operating history on which to base an evaluation of its business or prospects. There is no assurance that Sentigen Corp. will develop any products and, if such products are developed, that they will be commercially viable, especially in light of the competition we will face in the industry in which Sentigen Corp. will compete.

We may need to raise more money to fund Sentigen Corp.'s research efforts and we cannot assure you that we will be able to obtain additional financing when needed.

         We may need to raise more money to fund Sentigen Corp.'s research efforts and to fully develop commercially viable products. We cannot assure you that we will be able to obtain additional financing when needed on terms satisfactory to us, if at all. Our business will be materially adversely affected if we cannot raise additional capital when needed.

Due to expected fluctuations in our quarterly operating results, you should not rely on the results of any single quarter as being indicative of our future results.

         Our quarterly operating results are subject to volatility due to such factors as the commencement, completion or cancellation of large contracts, progress of ongoing contracts, acquisitions, the timing of start-up expenses for new offices and changes in the mix of services. Since a large percentage of our operating costs are relatively fixed, variations in the timing and progress of large contracts can materially affect quarterly results. Comparisons of our quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. However, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our long term operating performance.

If we are unable to comply with existing government regulations or if existing government regulations are changed, our business and operations could be materially and adversely affected.

         The failure on our part to comply with applicable regulations could result in the termination of ongoing research, sales and marketing or the disqualification of data for submission to regulatory authorities.

         Furthermore, if we or our customers are notified by any governmental agency that we have failed to follow or violated accepted practices, our business and operations could be adversely affected. Our business depends on the continued strict government regulation of the drug development process, especially in the United States and Europe. Any relaxation or change in existing regulations could have a material adverse effect on the demand for the services we offer. Potential regulatory changes under consideration in the United States and elsewhere include:

         o        mandatory substitution of generic drugs for patented drugs;

         o        relaxation in the scope of regulatory requirements; and

         o        the introduction of simplified drug approval procedures.

         If future regulatory cost containment efforts limit the profits which can be derived on new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us. These and other changes in regulation could have a material impact on the business opportunities available to us, and in turn, reduce the revenues we are able to generate.

         In addition, the health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. During 1994, several comprehensive health care reform proposals were introduced in Congress. The intent of the proposals were, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the proposals were never adopted, health care reform may again be addressed by Congress. Similar reform movements have occurred in Europe and Asia. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies which could decrease the business opportunities available to us. We are unable to predict the likelihood of such or similar legislation being enacted into law or the effects such legislation would have on us.

The pharmaceutical and biotechnology industries are subject to strict environmental regulations.

         Our operations are subject to evolving federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations require us to obtain permits. Although we believe that we are in substantial compliance with all applicable material environmental laws, it is possible that there are material environmental liabilities of which we are unaware. If the costs of compliance with the various existing or future environmental laws and regulations, including any penalties which may be assessed for failure to obtain the necessary permits, exceed our budgets for such items, our business could be adversely affected. We may also be required to expend substantial sums of revenue for damages and cleanup costs due to our disposal of hazardous waste.

We may be faced with potential liability for injuries resulting from our products.

         We may be exposed to product liability claims as a result of the sale of our products. Although we have obtained product liability insurance in the aggregate amount of $2.0 million ($1.0 million per occurrence), and an umbrella policy that provides a $10.0 million coverage (per occurrence or aggregate), we cannot assure you that such insurance will fully cover us against any claims by our customers. If a successful suit were brought against us, unavailability or insufficiency of insurance coverage could have a material adverse effect on our operations. Moreover, any adverse publicity arising from claims made against us, even if such claims were unsubstantiated and unsuccessful, could adversely affect our reputation and sales.

The unauthorized use of our proprietary information may have an adverse effect on our financial condition.

         We utilize various proprietary information in connection with the provision of our services and the manufacture and sale of our products. We have also developed processes and formulas with respect to cell and embryo culture media and reagents and gene expression systems that we believe are proprietary to us. To protect our proprietary information, we rely on the customary principles of "work-for-hire" and have entered into non-disclosure agreements with some of our employees. We cannot assure you, however, that our proprietary information will be adequately protected. If third parties infringe on our proprietary information, or independently develop the same type of proprietary information as ours, our financial condition may be adversely affected.

Defending against claims of intellectual property infringement could be expensive and could disrupt our business operations.

         We believe that our technology has been independently developed and does not infringe upon the proprietary rights of others. We cannot assure you, however, that our technology does not, and will not in the future, infringe upon the rights of third parties. We may be a party to legal proceedings and claims relating to the proprietary information of others from time to time in the ordinary course of our business. We may incur substantial expense in defending against these third-party infringement claims, regardless of their merit. A successful claim might subject us to substantial monetary liability and might require us to modify our products or obtain a license to develop our products. We may not have sufficient financial or other resources necessary to successfully defend a patent infringement or other proprietary rights action. We cannot assure you that we could modify our products or obtain a license to develop our products if forced to.

If we are unable to retain the services of several key management and technical employees, our operations may be adversely affected.

         Our success substantially depends on the performance, contributions and expertise of our senior management team, led by Thomas Livelli, President and Chief Executive Officer of Cell & Molecular Technologies, Inc. and Kevin J. Lee, PhD, Executive Vice President for Research of Sentigen. The departure of Mr. Livelli, Dr. Lee or any key executive could have a material adverse effect on us. Our performance also depends on our ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as our ability to recruit qualified representatives for our contract sales services. If we are unable to attract and retain qualified personnel, our business, results of operations or financial condition could be adversely affected.

The market price of our common stock is highly volatile and there is currently only a limited trading market in our common stock.

         The market price of our common stock has been highly volatile and may continue to be volatile in the future. As a result of our stock price volatility, it is difficult to determine the true market value of our company. Additionally, in 2001, the average daily trading volume in our common stock was less than 1,800 shares. The lack of an active trading market could adversely affect the price of the common stock and your ability to sell shares of our common stock.

Possible additional issuances will cause dilution.

         While we currently have outstanding 7,451,044 shares of common stock, options to purchase an aggregate of 1,318,644 shares of common stock and warrants to purchase an aggregate of 44,810 shares of common stock, we are authorized to issue up to 20,000,000 shares and are therefore able to issue additional shares without being required to obtain stockholder approval. Thus, investors in our common stock could find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage.

We currently do not intend to pay cash dividends on our shares.

         We have never declared or paid any cash dividends on our common stock, nor do we intend on doing so in the future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition as well as other relevant factors. We currently intend to retain all earnings, if any, to finance our continued growth and the development of our business. Furthermore, our ability to declare or pay dividends may be limited in the future by the terms of any then-existing credit facilities, which may contain covenants that restrict the payment of cash dividends.

If we do not effectively manage our growth in the future, our operations could be disrupted or our financial condition could be impaired.

         Growth of our business may place a significant strain on our management systems and resources and may require us to implement new operating and financial systems, procedures and controls. The failure to manage our growth and expansion could adversely affect our business, results of operations and financial condition.

Our backlog may not be indicative of future results.

         We report backlog based on anticipated net revenue from uncompleted projects that a customer has authorized. We cannot assure you that the backlog we have reported will be indicative of our future results. A number of factors may affect our backlog, including:

         o the variable size and duration of projects (some are performed over several years);

         o        the loss or delay of projects; and

         o        a change in the scope of work during the course of a project.

Our charter documents and Delaware law may inhibit a takeover of our company.

         Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

         o the right of the board to elect a director to fill a space created by the expansion of the board;

         o        the ability of the board to alter our bylaws; and

         o the ability of the board to issue series of preferred stock without stockholder approval.

                           Forward-looking Statements

         Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. In some cases, you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "predict," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including risks described above and appearing elsewhere in this memorandum. We cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this memorandum to conform them to actual results or to changes in our expectations.

                                 Use of Proceeds

         All the shares being offered by this prospectus are for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Some of the shares that will be sold by one of the selling stockholders, however, are issuable upon exercise of an outstanding warrant. If the warrant is fully exercised for cash, we will receive an aggregate of $268,860. We intend to use any proceeds from the exercise of the warrant for working capital and general corporate purposes.

                              Selling Stockholders

         The following table provides certain information about the selling stockholders' beneficial ownership of our common stock at July 17, 2002. This table is adjusted to give effect to (1) the sale of all of the shares offered by the selling stockholders under this prospectus, (2) actual sales of shares by the selling stockholders under this prospectus and (3) sales and purchases made by the selling stockholders on the open market since the last prospectus. The selling stockholder possesses sole voting and investment power with respect to the securities shown. See the text following the footnotes for a description of the transaction in which our common stock was issued to the selling stockholder.




                                                                                                After Offering
                                             Number of Shares                           -------------------------------
                                            Beneficially Owned    Number of Shares       Number of Shares
                  Name                      Prior to Offering        to be Sold         Beneficially Owned   % of Class
-----------------------------------------  -------------------    ----------------      ------------------   ----------

4446 Associates                                    40,000                 40,000                   -0-              -0-
Marvin Azrak                                       30,000                 20,000               10,000                *
Frederick R. Adler (1)                            743,573                 40,000              703,573                9.4%
BMHC Development                                   43,000                 20,000               23,000                *
Kevin Brownlee                                     40,000                 40,000                   -0-              -0-
Stan Cayre Family                                  25,000                 20,000                5,000                *
-----------------------------------------
Aurora Investment Partnership
Abe Chehebar                                       41,000                 40,000                1,000                *
Joseph Chehebar                                    10,000                 10,000                   -0-              -0-
Jack Dushey                                        20,000                 20,000                   -0-              -0-
Financial Trust Company, Inc.                     333,334                333,334                   -0-              -0-
Isaac M. Franco                                    10,000                 10,000                   -0-              -0-
Eli Gindi, I.R.A.                                  28,500                 28,500                   -0-              -0-
Isaac Gindi                                         5,000                  5,000                   -0-              -0-
Jack Gindi                                         10,000                 10,000                   -0-              -0-
HBS Associates                                     10,000                 10,000                   -0-              -0-
Isaac Raymond Associates                           10,000                 10,000                   -0-              -0-
Miracle Enterprises                                12,000                 12,000                   -0-              -0-
T&E Serure Realty                                  10,000                 10,000                   -0-              -0-
North Star Capital Partners, LLC                   40,000                 40,000                   -0-              -0-
Samuel A. Rozzi (2)                               507,525                 40,000              507,525                6.8%
Benny Shabtai                                      10,000                 10,000                   -0-              -0-
Eddie Sitt                                         40,000                 40,000                   -0-              -0-
Jeffrey Sitt                                       10,000                 10,000                   -0-              -0-
Sitt Associates                                    40,000                 40,000                   -0-              -0-
Theodore M. Serure (3)                            201,310                 44,810              141,500                1.9%
The Trustees of the Columbia University            75,000                 75,000                   -0-              -0-
in the City of New York

----------------

*        Less than 1%.

(1) Mr. Adler has been a director since May 1996. These shares of common stock are held by the Frederick R. Adler Intangible Asset Management Trust of which Mr. Adler is the settlor and beneficiary. Does not include 1,124,859 shares of common stock over which Mr. Adler is trustee pursuant to a voting trust among us, D.H. Blair Investment Banking Corp. and Mr. Adler. The voting trust agreement provides that Mr. Adler will vote those shares in the same manner as the public, on a proportionate basis, excluding the votes of our officers, directors and greater than ten-percent stockholders. However, with respect to a vote or consent in connection with either a "Rule 13e-3 Transaction" (as defined in Rule 13e-3 promulgated under Securities Exchange Act of
         1934) or a transaction in which stockholders are afforded appraisal rights under Section 262 of the Delaware General Corporation Law, Mr. Adler will vote these shares as directed D. H. Blair, or by the actual holders of the shares.

(2) Samuel A. Rozzi has been a director since January 1997 and was a director from 1991 until June 1996.

(3) Represents (i) 44,810 shares of common stock underlying a warrant issued to Mr. Theodore M. Serure as compensation for introducing to us investors who purchased shares of common stock in the private placement, (ii) 105,400 shares of common stock held of record by Mr. Serure's Individual Retirement Account, (iii) 6,000 shares of common stock held by Mr. Serure's wife, and (iv) 30,100 shares of common stock held of record by Renee Serure Custodian for Richard Serure, Mr. Serure's minor son.

         Other than The Trustees of Columbia University in the City of New York, all the selling stockholders acquired the shares of common stock offered under this prospectus as a result of a private placement we consummated in November 2000. We are registering the common stock in this prospectus in accordance with registration rights that were granted to the selling stockholders in their respective subscription agreements.

         In connection with the private placement, we issued a warrant to Mr. Theodore M. Serure to purchase 44,810 shares of our common stock as compensation for introducing to us investors who purchased shares of common stock in the private placement. The holder may exercise the warrant at $6.00 per share until November 21, 2005. The exercise price and the number of shares of common stock issuable upon exercise of the warrant are subject to adjustment in some circumstances including a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrant is not subject to adjustment for issuance of common stock at a price below the exercise price of the warrant.

         The Trustees of the Columbia University in the City of New York acquired its shares of common stock pursuant to an exclusive license agreement, dated April 10, 2000, between the Trustees of the Columbia University and Sentigen Corp. We have included these shares in this prospectus pursuant to a "piggyback" registration right obligation contained in the license agreement.

         The registration rights granted to the selling stockholders provide that we and the selling stockholders indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. In the opinion of the SEC, indemnification for these claims is against public policy, and therefore, is unenforceable.

         We are required to use our best efforts to have the registration statement, of which this prospectus is a part of, declared effective by the SEC and to be kept current and effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption, without limitation.

                              Plan of Distribution

         The selling stockholders, or any donee, pledgee or transferee as principals, may sell or distribute the common stock directly to purchasers or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions, including:

         o        block trades;

         o        on any exchange or in the over-the-counter market;

         o in transactions otherwise than on an exchange or in the over-the-counter market;

         o through the writing of put or call options relating to the common stock;

         o        the short sales of the common stock;

         o        through the lending of the common stock;

         o through the distribution of the common stock by any selling stockholder to its partners, members or shareholders; or

         o        through a combination of any of the above.

         Any of these transactions may be effected:

         o        at market prices prevailing at the time of sale;

         o        at prices related to the prevailing market prices;

         o        at varying prices determined at the time of sale; or

         o        at negotiated or fixed prices.

         If the selling stockholders effect transactions to or through underwriters, brokers, dealers or agents, the selling stockholders or purchasers may compensate these underwriters, brokers, dealers or agents in the form of discounts, concessions or commissions. These discounts may be in excess of those customary for the types of transactions involved.

         The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters. Any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Under the securities laws of some states, the common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

         Selling stockholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.

         We will pay all of the costs, expenses and fees incident to the registration of the common stock. The selling stockholders will pay the costs, expenses and fees incident to the offer and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the securities by the selling stockholders, other than any amounts we receive from the selling stockholder on the exercise of his warrant.

                                  Legal Matters

         The legality of the securities offered hereby has been passed upon by Graubard Miller, New York, New York.

                                     Experts

         The consolidated financial statements incorporated in this prospectus by reference from Sentigen Holding Corp. and Subsidiaries' Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Sentigen Holding Corp. and subsidiaries as of December 31, 2000 and 1999, and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Raich Ende Malter & Co. LLP, independent certified public accountants, to the extent indicated in their report. The financial statements have been included in this prospectus upon the authority of these firms as experts in accounting and auditing.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities are sold.

         o Annual Report on Form 10-K for the year ended December 31, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

         o The description of our common stock that is contained in our Registration Statement on Form 8-A filed with the SEC pursuant to Section 12(g) of the Exchange Act, including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

         Potential investors may obtain a copy of any of the agreements summarized herein or any of our SEC filings without charge by written or oral request directed to Sentigen Holding Corp., 580 Marshall Street, Phillipsburg, New Jersey 08865 (908) 387-1673.

                                     Part II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

         The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions:

Legal fees and expenses.......................................... $15,000.00
Accounting fees and expenses........................................3,000.00
Printing............................................................1,500.00
Miscellaneous.......................................................5,000.00
         Total................................................... $24,500.00

Item 15. Indemnification of Directors and Officers

         Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

-------------------  ----------------------------------------  --------------------  ------------------  ------------
                                                                  Incorporated
     Exhibit                                                      By Reference
      Number                       Description                    From Document       No. in Document       Page
-------------------  ----------------------------------------  --------------------  ------------------  ------------

3.1                  Certificate of Incorporation, as                   A              Exhibit 3.1
                     amended
-------------------  ----------------------------------------  --------------------  ------------------  ------------
3.2                  By-laws of the Company                             A              Exhibit 3.2
-------------------  ----------------------------------------  --------------------  ------------------  ------------
4.1                  Form of Subscription Agreement between             B              Exhibit 4
                     the Company and each Investor
-------------------  ----------------------------------------  --------------------  ------------------  ------------
4.2                  Warrant Agreement between Theodore                 K              Exhibit 4.2
                     Serure and the Company
-------------------  ----------------------------------------  --------------------  ------------------  ------------
5.1                  Opinion of Graubard Miller                         --                   --          Filed
                                                                                                         Herewith
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.1                 1990 Stock Option Plan                             A              Exhibit 10.1
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.2                 Consulting Agreement dated July 2,                 C              Exhibit 10.2
                     1991, among the Company, Prime
                     Cellular of Florida, Inc. and Joseph
                     K. Pagano (the "Consulting Agreement")
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.3                 Amendment to Consulting Agreement                  C              Exhibit 10.3
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.4                 Agreement and Plan of Merger, dated as             D              Exhibit 2.1
                     of May 14, 1996, by and among the
                     Company, Prime Cellular Acquisition
                     Corp., Bern Associates, Inc. and the
                     stockholders of Bern
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.5                 Registration Rights Agreement, dated               D              Exhibit 10.1
                     June 10, 1996, between Registrant and
                     the Bern Stockholders
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.6                 Escrow Agreement, dated June 10, 1996,             D              Exhibit 10.2
                     between Registrant and the Bern
                     Stockholders
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.7                 Indemnification Agreement, dated June              D              Exhibit 10.3
                     10, 1996 between Registrant and the
                     Bern Stockholders
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.8                 Form of Amendment to Merger Agreement,             E              Exhibit 10.9
                     dated June 11, 1997
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.9                 Form of Settlement Agreement, dated                E              Exhibit 10.10
                     August 28, 1997
-------------------  ----------------------------------------  --------------------  ------------------  ------------

                                      II-4


-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.10                Agreement and Plan of Merger, dated as             F              Exhibit 2
                     of May 29, 1998, by and among the
                     Company, CMT Acquisition Corp., Cell &
                     Molecular Technologies, Inc. and the
                     stockholders of Cell & Molecular
                     Technologies, Inc.
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.11                Mortgage dated February 6, 1997, with              G              Exhibit 10.11
                     respect to premises  located at 580
                     Marshall Street, Phillipsburg, NJ
                     08865, assumed by the Company in
                     connection with the CMT Merger
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.12                Form of Employment Agreement  dated                G              Exhibit 10.12
                     May 22, 1997 between Cell & Molecular
                     Technologies, Inc. and Thomas Livelli
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.13                Form of Amendment to Employment                    H              Exhibit 10.13
                     Agreement dated as of May 29, 1998
                     between Cell & Molecular Technologies,
                     Inc. and Thomas Livelli
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.14                Employment Agreement between Joseph K.             I              Exhibit 10.14
                     Pagano and the Company
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.15                Employment Agreement between Kevin Lee             J              Exhibit 10.15
                     and Sentigen Corp.
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.16                Option Agreement between the Company               J              Exhibit 10.16
                     and Kevin Lee
-------------------  ----------------------------------------  --------------------  ------------------  ------------
10.17                Employment Agreement dated May 23,                 L              Exhibit 10.17
                     2001, between Cell & Molecular
                     Technologies, Inc. and Thomas Livelli
-------------------  ----------------------------------------  --------------------  ------------------  ------------
21                   List of Subsidiaries                               I              Exhibit 21
-------------------  ----------------------------------------  --------------------  ------------------  ------------
23.1                 Consent of Deloitte & Touche LLP                   --                   --          Filed
                                                                                                         Herewith
-------------------  ----------------------------------------  --------------------  ------------------  ------------
23.2                 Consent of Raich Ende Malter & Co. LLP             --                   --          Filed
                                                                                                         Herewith
-------------------  ----------------------------------------  --------------------  ------------------  ------------
23.3                 Consent of Graubard Miller (included               --                   --
                     in Exhibit 5.1)
-------------------  ----------------------------------------  --------------------  ------------------  ------------
24.1                 Power of Attorney (included on                     --                   --
                     signature pages of this Registration
                     Statement)
-------------------  ----------------------------------------  --------------------  ------------------  ------------

A.       Company's Registration Statement on Form S-18 (Registration No.
         3-35537-NY)

B.       Company's Report on Form 8-K for event dated November 21, 2000.

C.       Company's Annual Report on Form 10-K for the fiscal year ended May 31,
         1992.

D.       Company's Report on Form 8-K dated June 11, 1996.

E.       Company's Annual Report on Form 10-K for the fiscal year ended May 31,
         1997.

F.       Company's Report on Form 8-K for the event dated May 29, 1998.

G.       Company's Report on Form 10-K for the fiscal year ended December 31,
         1998.

H.       Company's Report on Form 10-K/A for the fiscal year ended December 31,
         1998.

I.       Company's Report on Form 10-K for the fiscal year ended December 31,
         1999.

J.       Company's Report on Form 10-Q for the quarter ended March 31, 2000.

K.       Company's Report on Form 10-K for the fiscal year ended December 31,
         2000.

L.       Company's Report on Form 10-Q for the quarter ended September 30, 2001.


Item 17. Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Aspen, State of Colorado on July 18, 2002.

                                        Sentigen Holding Corp.


                                        By:  /s/ Joseph K. Pagano
                                          --------------------------------------
                                             Joseph K. Pagano,
                                             Chairman of the Board and President

                                Power of Attorney

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph K. Pagano and Fredrick Rolff his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signatures                       Title                           Date

/s/ Joseph K. Pagano       Director, President                    July 18, 2002
-------------------------  (Principal Executive Officer)
Joseph K. Pagano

/s/ Fredrick Rolff         Chief Financial Officer, Treasurer,    July 18, 2002
-------------------------  Secretary and Vice President
Fredrick Rolff             (Principal Financial Officer and
                           Principal Accounting Officer)

/s/ Frederick R. Adler     Director                               July 18, 2002
-------------------------
Frederick R. Adler

/s/ Samuel Rozzi           Director                               July 18, 2002
-------------------------
Samuel Rozzi

/s/ Thomas Livelli         Director                               July 18, 2002
-------------------------
Thomas Livelli

                           Director
-------------------------
Gerald Greenwald

/s/ Joel Pearlberg         Director                               July 18, 2002
-------------------------
Joel Pearlberg